Exhibit 99.1

NTN Buzztime, Inc. Reports Second-Quarter 2015 Results

– Grew revenue 8% sequentially –

CARLSBAD, Calif., August 6, 2015 — NTN Buzztime, Inc. (NYSE MKT: NTN), reported financial results for the second quarter ended June 30, 2015.

“Second quarter revenue grew 8% sequentially, reflecting positive trends in site count, reduced attrition and continued conversions to our BEOND platform,” said Ram Krishnan, NTN Buzztime CEO. “Site count achieved two milestones: increasing sequentially for the first time in more than 13 quarters and reaching 50% of our installed base with the BEOND platform. We are working diligently to further growth by investing in functionality critical to chain restaurants and by increasing our entertainment options.

“During the quarter, we launched self-service dining while simultaneously expanding our relationship with Arooga’s. Tableside payment is unfolding smoothly, which we plan to enhance with EMV chip reading capability when we release our third generation BEOND tablet platform. In entertainment, Jackpot Trivia is thriving. We are introducing additional features, and our data indicates we are achieving our objective of increasing the number of younger players.

“Furthermore, upon analyzing feedback, we identified the opportunity to create another competitive advantage by providing restaurants the option to offer free-to-consumer arcade. While this change will delay our premium arcade general availability, we expect to command higher prices, which we anticipate will translate into an increase in subscription revenue. Also, to reduce production costs and scrap exposure, we are outsourcing the production of our third generation BEOND tablet platform and accelerating delivery to the end of 2015.

“In addition to expanding our revenue streams, investing to increase the scalability of our business and improving operating efficiencies, we strengthened our balance sheet by securing a credit agreement. We remain comfortable with our liquidity position. In aggregate, we believe these actions will drive top line growth and lower our cash flow breakeven threshold,” concluded Mr. Krishnan.

Financial Results for the Second-Quarter Ended June 30, 2015

Total revenues were $6.2 million, compared to $5.7 million in the first quarter of 2015 and $6.9 million for the same period in 2014. Sequential improvements reflect the increase in adoption of the BEOND platform. The expected year-over-year decrease was due to fewer installations of customers under sales-type lease arrangements and lower total site count. Direct costs were $3.4 million including a $444,000 write-off for obsolete components and a $174,000 increase in equipment and production costs, compared to $2.8 million for the same period in 2014. Selling, general and administrative expenses were $4.9 million, compared to $4.6 million for the same period in 2014 reflecting the investment in key personnel and severance, which was offset by a decrease in professional fees and consulting. Net loss was $2.6 million, or $0.03 per share, compared to $1.3 million, or $0.02 per share, in the same period a year ago.

Metric Review for Quarter Ended June 30, 2015 Compared to March 31, 2015

The company ended the second quarter of 2015 with 2,942 subscribing venues, compared to 2,908 as of March 31, 2015. As of June 30, 2015, BEOND installations increased to 1,459 locations, or 50% of the installed base, compared to 43% as of March 31, 2015. As of June 30, 2015, the BEOND platform conversion for Buffalo Wild Wings, the company’s largest customer, increased to 911 sites from 788 at the end of the first quarter. The Buzztime network reached eight million registered players.

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Liquidity at June 30, 2015

In April, the company closed a three-year revolving credit agreement with East West Bank for up to $10.0 million, in addition to maintaining its equipment lender relationship. As of June 30, 2015, cash and cash equivalents were $5.4 million, compared to $7.2 million as of December 31, 2015. Working capital remained stable at $4.9 million, compared to $5.0 million as of March 31, 2015.

Conference Call

Management will review the results on a conference call today, August 6, 2015, at 4:30 p.m. ET. To access the call, please use passcode 92279026 and dial:

•	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
•	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company's website at http://www.buzztime.com. The replay of the call will be available until August 13, 2015.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our growth plans, product and platform development, launches and usage, new revenue and the effect of cost control measures, acceptance in the marketplace, customer development, customer and consumer satisfaction and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over eight million player registrations on the Buzztime platform and over 80 million games played last year, Buzztime players spread the word and invite friends and family to their favorite Buzztime locations to enjoy evenings of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give patrons a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA

buzztime@lhai.com

415-433-3777

(financial tables follow)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

	June 30, 2015	December 31, 2014
ASSETS

Current Assets:
Cash and cash equivalents	$5,391	$7,185
Accounts receivable, net	546	2,190
Site equipment to be installed	3,141	4,755
Prepaid expenses and other current assets	660	742

Total current assets	9,738	14,872

Broadcast equipment and fixed assets, net	3,710	3,400
Software development costs, net	1,221	1,634
Deferred costs	1,297	1,092
Goodwill	1,020	1,084
Intangible assets, net	104	129
Other assets	149	57

Total assets	$17,239	$22,268

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$465	$617
Accrued compensation	746	749
Accrued expenses	859	969
Sales taxes payable	147	133
Income taxes payable	71	104
Current portion of long-term debt	530	2,176
Current portion of obligations under capital leases	70	28
Deferred revenue	1,807	1,836
Other current liabilities	147	481

Total current liabilities	4,842	7,093

Long-term debt	5,097	3,143
Long-term obligations under capital leases	126	30
Deferred revenue, excluding current portion	406	378
Deferred rent	621	693
Other liabilities	2	7

Total liabilities	11,094	11,344

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 issued and outstanding at June 30, 2015 and December 31, 2014	1	1
Common stock, $.005 par value, 168,000 shares authorized at June 30, 2015 and December 31, 2014; 92,412 and 92,370 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	462	462
Treasury stock, at cost, 503 shares at June 30, 2015 and December 31, 2014	(456)	(456)
Additional paid-in capital	128,511	128,283
Accumulated deficit	(122,741)	(117,845)
Accumulated other comprehensive income	368	479

Total shareholders’ equity	6,145	10,924

Total liabilities and shareholders’ equity	$17,239	$22,268

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Subscription revenue	$4,202	$4,573	$8,402	$9,192
Sales-type lease revenue	1,251	1,590	2,091	2,703
Other revenue	740	710	1,426	1,396

Total revenues	6,193	6,873	11,919	13,291

Operating expenses:
Direct operating costs (includes depreciation and amortization)	3,379	2,806	6,028	5,336
Selling, general and administrative	4,868	4,577	10,030	8,945
Impairment of capitalized software	295	639	295	661
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	123	151	244	303

Total operating expenses	8,665	8,173	16,597	15,245

Operating loss	(2,472)	(1,300)	(4,678)	(1,954)
Other expense, net	(139)	(51)	(182)	(36)

Loss before income taxes	(2,611)	(1,351)	(4,860)	(1,990)
(Provision) benefit for income taxes	(14)	3	(28)	(7)

Net loss	$(2,625)	$(1,348)	$(4,888)	$(1,997)

Net loss per common share – basic and diluted	$(0.03)	$(0.02)	$(0.05)	$(0.02)
Weighted average shares outstanding – basic and diluted	91,890	88,831	91,883	83,534
Comprehensive loss
Net loss	$(2,625)	$(1,348)	$(4,888)	(1,997)
Foreign currency translation adjustment	42	67	(111)	4

Total comprehensive loss	$(2,583)	$(1,281)	$(4,999)	$(1,993)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended June 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(4,888)	$(1,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,421	1,375
Provision for doubtful accounts	12	41
Stock-based compensation	218	111
Issuance of common stock to consultant in lieu of cash payment	1	30
Impairment of capitalized software	295	661
Loss from disposition of equipment	5	1
Changes in assets and liabilities:
Accounts receivable	1,626	(285)
Site equipment to be installed	995	(2,128)
Prepaid expenses and other assets	(344)	54
Accounts payable and accrued liabilities	(251)	182
Income taxes payable	(27)	(20)
Deferred costs	(207)	(346)
Deferred revenue	–	395
Deferred rent	(72)	(64)

Net cash used in operating activities	$(1,216)	(1,990)
Cash flows used in investing activities:
Capital expenditures	(445)	(485)
Software development expenditures	(379)	(295)
Proceeds from the sale of equipment	9	–

Net cash used in investing activities	(815)	(780)
Cash flows provided by financing activities:
Proceeds from public offering of common stock, net	–	6,369
Proceeds from long-term debt	4,574	3,023
Payments on long-term debt	(4,267)	(898)
Principal payments on capital leases	(23)	(12)
Proceeds from exercise of stock options	1	23
Tax withholding related to net-share settlements of restricted stock units	–	(27)

Net cash provided by financing activities	285	8,478

Net (decrease) increase in cash and cash equivalents	(1,746)	5,708

Effect of exchange rate on cash	(48)	1

Cash and cash equivalents at beginning of period	7,185	5,455

Cash and cash equivalents at end of period	$5,391	$11,164

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EBITDA

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net loss per GAAP	$(2,625)	$(1,348)	$(4,888)	$(1,997)
Interest expense, net	182	40	284	64
Income tax provision	14	(3)	28	7
Depreciation and amortization	720	690	1,421	1,375
EBITDA	$(1,709)	$(621)	$(3,155)	$(551)

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